Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. REPORTS 2nd QUARTER

LOSS OF $0.04 PER SHARE

Provides guidance for the 3rd and 4th quarters of 2007

CITY of INDUSTRY, CA, August 22, 2007 — Hot Topic, Inc. (Nasdaq Global Select Market: HOTT), today announced that the company incurred a net loss in the fiscal second quarter of 2007 (13 weeks ended August 4, 2007) of $1.7 million, or $0.04 per share, compared with a net loss of $0.9 million, or $0.02 per share, in the fiscal second quarter of 2006 (13 weeks ended July 29, 2006).

As previously reported, total sales for the 13 weeks ended August 4, 2007 increased 1% to $161.7 million compared to $160.3 million for the 13 week period ended July 29, 2006. Comparable store sales declined 5.8% for the second quarter of 2007. Due to a 53rd week in fiscal 2006, second quarter comparable store sales are compared to the corresponding 13 week period ended August 5, 2006.

At the end of second quarter fiscal 2007, the company operated 693 Hot Topic stores and 133 Torrid stores compared to 682 Hot Topic stores and 127 Torrid stores at the end of second quarter fiscal 2006. During second quarter fiscal 2007, the company opened a total of two Hot Topic stores and four Torrid stores and closed four Hot Topic stores and two Torrid stores. The company also remodeled or relocated 27 Hot Topic stores during the quarter, bringing the total number of remodeled or relocated stores during the year-to-date period to 44.

The company issued third quarter (13 weeks ending November 3, 2007) guidance of earnings in the range of $0.13 to $0.16 per diluted share based upon a comparable store sales decline of low-single digits. The company also issued fourth quarter (13 weeks ending February 2, 2008) guidance of earnings in the range of $0.29 to $0.33 per diluted share based upon a comparable store sales decline of low-single digits.

A conference call to discuss second quarter, business trends, guidance and other matters is scheduled for today at 4:30 PM (ET). The conference call number is 800-901-5218, pass code “Hot Topic”, and the call will be accessible to all interested parties. It will also be webcast at www.earnings.com. A replay will be available at 888-286-8010, pass code 23534375, for approximately two weeks.

Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the company’s second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. As of August 4, 2007 the company operated 693 Hot Topic stores in all 50 states and Puerto Rico, 133 Torrid stores, and Internet stores www.hottopic.com and www.torrid.com.

In addition to historical information, this news release and the aforementioned conference call contain forward-looking statements, which include statements relating to financial results, guidance, store operations, projections and other financial performance and managing growth. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the company’s new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended February 3, 2007. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Mr. Jim McGinty, CFO 626-839-4681 x2675

Ms. Megan Hall, Manager of I.R. 626-839-4681 x2173

HOT TOPIC, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended
	Aug. 4, 2007	Jul. 29, 2006
Net sales	$161,684	$160,348
Cost of goods sold, including buying, distribution and occupancy costs	110,728	109,514
Gross margin	50,956	50,834
Selling, general & administrative expenses	54,313	52,540
Loss from operations	(3,357)	(1,706)
Interest income-net	554	239
Loss before benefit for income taxes	(2,803)	(1,467)
Benefit for income taxes	(1,074)	(562)
Net loss	(1,729)	(905)

Loss per share
Basic	$(0.04)	$(0.02)
Diluted	$(0.04)	$(0.02)
Shares used in computing loss per share:
Basic	44,349	44,180
Diluted	44,349	44,180

	Six Months Ended
	Aug. 4, 2007	Jul. 29, 2006
Net sales	$318,966	$314,389
Cost of goods sold, including buying, distribution and occupancy costs	216,422	215,295
Gross margin	102,544	99,094
Selling, general & administrative expenses	107,717	103,485
Loss from operations	(5,173)	(4,391)
Interest income-net	1,060	642
Loss before benefit for income taxes	(4,113)	(3,749)
Benefit for income taxes	(1,575)	(1,436)
Net loss	(2,538)	(2,313)

Loss per share
Basic	$(0.06)	$(0.05)
Diluted	$(0.06)	$(0.05)
Shares used in computing loss per share:
Basic	44,297	44,122
Diluted	44,297	44,122

HOT TOPIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Aug. 4, 2007	Jul. 29, 2006
Current Assets:
Cash, cash equivalents and short-term investments	$49,071	$19,883
Inventory	93,515	106,227
Prepaid expenses and other	15,118	17,277
Deferred tax assets	3,973	2,487
Total current assets	161,677	145,874

Property and equipment, net	169,024	174,070
Deposits and other	1,130	249
Deferred tax assets	4,119	—

Total assets	$335,950	$320,193

Current Liabilities:
Accounts payable	$41,716	$47,429
Accrued liabilities	31,238	27,595
Total current liabilities	72,954	75,024

Deferred rent	39,375	41,224
Deferred compensation liability	890	—
Income taxes payable	1,258	—
Deferred tax liability	—	209
Total liabilities	114,477	116,457

Shareholders’ equity	221,473	203,736

Total liabilities and shareholders’ equity	$335,950	$320,193

HOT TOPIC, INC.

OTHER DATA

(Dollars in thousands)

(Unaudited)

	Six Months Ended
	Aug. 4, 2007	Jul. 29, 2006
Depreciation and amortization	$21,138	$18,693
Capital expenditures	$23,956	$21,753

Number of stores open at end of period:
Hot Topic	693	682
Torrid	133	127

Total store square footage	1,549,700	1,505,200